EXHIBIT (J)(2)
                                                                  --------------

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in this Post-Effective Amendment No. 74 to Registration Statement No. 33-12, of North Track Funds, Inc., including S&P 100 Index Fund, PSE Tech 100 Index Fund, Dow Jones U.S. Health Care 100 Plus Fund, Dow Jones U.S. Financial 100 Plus Fund, Managed Growth Fund, Tax-Exempt Fund, Government Fund, Strategic Allocation Fund, and Wisconsin Tax Exempt Fund on Form N-1A of our report dated December 20, 2004, appearing in the Annual Report for the year ended October 31, 2004, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Addition Information, which are part of this Registration Statement.




DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 8, 2005